JOHNSON OUTDOORS INC.
                           555 Main Street, Suite 023
                             Racine, Wisconsin 53403


                              CONSENT AND AMENDMENT


                          Dated as of September 6, 2002


                Re: Note Agreement dated as of September 15, 1997

                                       and

                         $25,000,000 7.15% Senior Notes
                              Due October 15, 2007


The Northwestern Mutual Life
  Insurance Company

Ladies and Gentlemen:

         Reference is made to the Note Agreement dated as of September 15, 1997, as amended by the First Amendment to Note Agreement dated as of February 1, 2000 and the Second Amendment and Waiver to Note Agreement dated as of December 13, 2001 (the Note Agreement as amended the "Note Agreement") between Johnson Outdoors Inc., a Wisconsin corporation (the "Company"), and you, under and pursuant to which $25,000,000 7.15% Senior Notes, due October 15, 2007, of the Company were originally issued. Terms used but not otherwise defined herein shall have the meanings set forth in the Note Agreement.

         The Company hereby requests that you consent to the Sale Transaction (defined below) and agree to the amendment of the Note Agreement relating thereto set forth below in the manner herein provided:


                                    ARTICLE 1
                              CONSENT AND AMENDMENT

         Section 1.1. Consent to Sale Transaction. The Company has advised you of its plans to sell all of the stock of its Jack Wolfskin subsidiary for net cash proceeds of approximately $61,000,000, which sale is expected to be consummated on or prior to September 30, 2002 (the "Sale Transaction"). Consummation of the Sale Transaction would exceed the limitations on sales of assets set forth in Section 5.8 of the Note Agreement. Subject to all of the terms and conditions hereof, you hereby consent to the Sale Transaction provided, that (a) the Sale Transaction shall occur on or before September 30, 2002, (b) the Sale Transaction is for consideration consisting of at least eighty-five percent (85%) cash, (c) the sale price is for not

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less than fair market value (as determined in good faith by the Company's board of directors), and (d) after giving effect to such sale, no Default or Event of Default shall exist.

         Section 1.2. Amendment of Note Agreement. You hereby consent to the amendments of the Note Agreement hereinafter set forth for the purpose of permitting the Sale Transaction:

         (a) Section 5.8(b)(1) of the Note Agreement shall be amended to read as follows:

                   (1) either (i) the net book value of such assets, when added to the net book value of all other assets sold, leased, transferred or otherwise disposed of by the Company and its Restricted Subsidiaries pursuant to this ss.5.8(b)(1) during the immediately preceding twelve-month period do not constitute (x) 10% of Consolidated Total Assets prior to the consummation of the sale of all of the stock of its Jack Wolfskin Subsidiary (the "Sale Transaction"), (y) 15% of Consolidated Total Assets during the 12 month period beginning with the date upon which the Sale Transaction is consummated, and (z) 10% of Consolidated Total Assets at all times thereafter (in each case determined as of the end of the immediately preceding fiscal quarter) or (ii) the sum of the portions of Consolidated Net Income contributed for the immediately preceding twelve-month period (each as determined in good faith by the chief financial officer of the Company) by (A) such assets, (B) each Restricted Subsidiary (or portion thereof) disposed of during such period and (C) other assets of the Company and its Restricted Subsidiaries disposed of during such period pursuant to this ss.5.8(b)(1) do not constitute (x) 10% of Consolidated Net Income prior to the consummation of the Sale Transaction, (y) the portion of Consolidated Net Income attributable to the assets which were sold in the Sale Transaction, plus 3% of Consolidated Net Income during the 12 month period beginning with the date upon which the Sale Transaction is consummated, and (z) 10% of Consolidated Net Income for such period at all times thereafter; and

         (b) the proviso to Section 5.8 shall be amended to read as follows:

         provided, however, that notwithstanding the foregoing, any sale, transfer, issuance or other disposition of shares pursuant to ss.ss.5.8(c)(3) or 5.8(c)(4) may not be consummated if either (i) the net book value of the assets of such Restricted Subsidiary attributable to such sale, transfer, issuance or other disposition of shares when added to the net book value of all other assets sold, leased, transferred or otherwise disposed of by the Company and its Restricted Subsidiaries during the immediately preceding twelve-month period would constitute (x) 10% of Consolidated Total Assets prior to the consummation of the Sale Transaction, (y) 15% of Consolidated Total Assets during the 12 month period beginning with the date upon which the Sale Transaction is consummated, and (z) 10% of Consolidated Total Assets at all times thereafter (in each case determined as of the end of the immediately preceding fiscal quarter), or (ii) the portions of Consolidated Net Income for the immediately preceding twelve-month period contributed (each as determined in good faith by the chief financial officer of the Company) by (1) such assets, (2) each Restricted Subsidiary (or portion thereof) disposed of during such period and (3) other assets of the Company and its Restricted Subsidiaries sold, leased, transferred or otherwise disposed of by the Company and its Restricted Subsidiaries during such period would exceed (x) 10% of Consolidated Net Income prior to the consummation of the Sale Transaction, (y) the portion of Consolidated Net Income attributable to the assets which were sold in the Sale Transaction, plus 3% of Consolidated Net Income during the 12 month period beginning with the date upon which the Sale Transaction is consummated, and (z) 10% of Consolidated Net Income for such period at all times thereafter.


                                    ARTICLE 2
                         WARRANTIES AND REPRESENTATIONS

         The Company represents and warrants that as of the date hereof:

         Section 2.1. Consent and Amendment is Legal and Authorized. (a) The execution and delivery of this Consent and Amendment by the Company and compliance by the Company with all of the provisions of the Note Agreement --

                   (i) is within the corporate powers of the Company; and

                  (ii) will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under the Articles of Incorporation or By-laws of the Company or any indenture or other agreement or instrument to which the Company is a party or by which it may be bound or result in the imposition of any Liens or encumbrances on any property of the Company.

         (b) The execution and delivery of this Consent and Amendment has been duly authorized by proper corporate action on the part of the Company (no action by the stockholders of the Company being required by law, by the Articles of Incorporation or By-laws of the Company or otherwise); and this Consent and Amendment has been executed and delivered by the Company and the Note Agreement constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable in accordance with its terms.

         Section 2.2. No Defaults. Upon effectiveness of this Consent and Amendment no Default or Event of Default will exist or be continuing.

         Section 2.3. Compensation. The Company has paid no fee or other remuneration to any Person (other than legal fees) in connection with the solicitation of (i) this Consent and Amendment, or (ii) any other waiver, consent or amendment which relates to the Sale Transaction under any agreement pursuant to which indebtedness of the Company is outstanding.


                                    ARTICLE 3
                              CONDITIONS PRECEDENT

         This Consent and Amendment shall be effective as of September 6, 2002 upon the fulfillment by the Company of the conditions precedent set forth below. The closing date for this

Consent and Amendment (the "Closing Date") shall be subject to the fulfillment by the Company of the following conditions precedent:

         Section 3.1. Payment of Special Counsel Fees. The Company shall have paid the reasonable fees and disbursements of your special counsel for which the Company shall have received an invoice at least one business day prior to the Closing Date.

         Section 3.2. Consent of Subsidiary Guarantors. The Subsidiary Guarantors shall have executed and delivered the Consent attached hereto as Exhibit A.

         Section 3.3. Other Consents. The Company shall have obtained consents and waivers under each of the other agreements pursuant to which indebtedness of the Company is outstanding and such other consents and waivers shall be in substantially the same form as this Consent and Amendment or shall have such changes as shall be reasonably acceptable to you.


                                    ARTICLE 4
                                  MISCELLANEOUS

         Section 4.1. Ratification of Note Agreement. Except as herein expressly provided, the Note Agreement is in all respects ratified and confirmed. If and to the extent that any of the terms or provisions of the Note Agreement is in conflict or inconsistent with any of the terms or provisions of this Consent and Amendment, this Consent and Amendment shall govern.

         Section 4.2. Counterparts. This Consent and Amendment may be simultaneously executed in any number of counterparts, and all such counterparts together, each as an original, shall constitute but one and the same instrument.

         Section 4.3. Reference to the Note Agreement. Any and all notices, requests, certificates and any other instruments, including the Notes, may refer to the Note Agreement or the Note Agreement dated as of September 15, 1997, without making specific reference to this Consent and Amendment, but all such references shall be deemed to include this Consent and Amendment.

         Section 4.4. Governing Law. The Note Agreement and the Notes shall be governed by and construed in accordance with Wisconsin law, including all matters of construction, validity and performance.

         Section 4.5. Successors and Assigns. This Consent and Amendment shall be binding upon the Company and its successors and assigns and shall inure to the benefit of your successors and assigns, including each successive holder or holders of any Notes.

         IN WITNESS WHEREOF, the Company has executed this Consent and Amendment as of the day and year first above written.

                                                     JOHNSON OUTDOORS INC.


                                                     By: /s/ Wade T. Neuharth
                                                          Name: Wade T. Neuharth
                                                          Title:Treasurer



                                                     THE NORTHWESTERN MUTUAL
                                                       LIFE INSURANCE COMPANY


                                                     By: /s/ Jerome R. Baier
                                                          Name:  Jerome R. Baier
                                                          Title: Its Authorized
                                                                 Representative

                        CONSENT OF SUBSIDIARY GUARANTORS

         The undersigned Subsidiary Guarantors, as party to the Guaranty Agreement dated as of December 13, 2001 (the "Guaranty Agreement"), hereby (i) consent to the Consent and Amendment dated as of even date herewith to which this consent is attached, (ii) confirm that the Guaranty Agreement remains in full force and effect after giving effect to the Consent and Amendment, and
(iii) represent and warrant that no defense, counterclaim or offset of any type or nature exists under the Guaranty Agreement.

Dated as of September 6, 2002

                                                     SUBSIDIARY GUARANTORS:

                                                     LEISURE LIFE LIMITED
                                                     EXTRASPORT, INC.
                                                     OLD TOWN CANOE COMPANY
                                                     UNDER SEA INDUSTRIES, INC.


                                                     By: /s/ Wade T. Neuharth
                                                          Name: Wade T. Neuharth
                                                          Its:  Secretary



                                   Exhibit A